EXHIBIT 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Memorial Production Partners GP LLC Long-Term Incentive Plan of our report dated June 17, 2011, with respect to the statements of revenues and direct operating expenses of the oil and gas properties acquired by BlueStone Natural Resources Holdings, LLC from BP America Production Company, included in the Registration Statement (Form S-1 No. 333-175090) of Memorial Production Partners LP dated November 9, 2011.

/s/ Ernst & Young LLP

Houston, Texas

December 14, 2011